Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2021 Financial Results

~ Global sales of maintenance products grow 22 percent for fiscal year compared to prior year period ~

~ Management provides fiscal year 2022 guidance ~

SAN DIEGO – October 19, 2021 – WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2021.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $115.2 million, an increase of 3 percent compared to the prior year fiscal quarter. For the full fiscal year, total net sales were $488.1 million, an increase of 19 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis, total net sales would have been $108.8 million for the fourth quarter and $468.4 million for the full fiscal year.

•

Net income for the fourth quarter was $8.4 million, a decrease of 57 percent compared to the prior year fiscal quarter. For the full fiscal year, net income was $70.2 million, an increase of 16 percent from the prior fiscal year.  On a constant currency basis, total net income would have been $7.7 million for the fourth quarter and $66.5 million for the full fiscal year.

•

Diluted earnings per share were $0.61 in the fourth quarter, compared to $1.42 per share for the prior year fiscal quarter. For the full fiscal year, diluted earnings per share were $5.09 compared to $4.40 in the prior fiscal year.

•

Gross margin was 51.2 percent in the fourth quarter compared to 56.3 percent in the prior year fiscal quarter.  For the full fiscal year, gross margin was 54.0 percent compared to 54.6 percent in the prior fiscal year.

•

Selling, general and administrative expenses were up 14 percent in the fourth quarter to $35.9 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were up 19 percent to $145.5 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were up 61 percent in the fourth quarter to  $10.3 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were up 29 percent to $28.0 million compared to the prior fiscal year.

“We are pleased that in a year that presented us with both unexpected opportunities and challenges, our tribe was able to achieve both net sales and earnings results in fiscal year 2021 that reflect new record highs for the Company,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “Our maintenance products delivered solid sales increases in the full fiscal year including 22 percent growth of WD-40 Multi-Use Product and 16 percent growth of WD-40 Specialist.”

“The dynamics of the pandemic continue to create abnormal swings in our net sales results from period to period.  Despite this quarterly volatility, we continue to see strong end-user demand for our maintenance products across the globe and we remain optimistic that many of the new end-users who have interacted with our brands during the pandemic will become permanent users of our maintenance solutions.”

“The tribe has never been more aligned and laser-focused on the areas where we believe our future revenue growth will come from. In the fourth quarter we made a thoughtful and deliberate decision to invest significantly in the sales momentum we have been experiencing and increase our investments in brand awareness and market penetration. Though this decision negatively impacted our net income in the fourth quarter, we believe investments in these key strategic areas will drive strong topline growth in the future,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2021	2020	% Change	2021	2020	% Change
Americas	$54,211	$56,821	(5)%	$214,601	$200,493	7%
EMEA	45,102	42,722	6%	208,252	156,241	33%
Asia-Pacific	15,927	12,103	32%	65,256	51,764	26%
Total	$115,240	$111,646	3%	$488,109	$408,498	19%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 47 percent; for EMEA, 39 percent; and for Asia-Pacific, 14 percent.
•

Net sales in the Americas decreased 5 percent in the fourth quarter primarily due to lower sales of WD-40 Multi-Use Product in the United States and Canada which decreased 5 percent and 17 percent, respectively.  In the corresponding period of the prior fiscal year, we experienced strong demand for WD-40 Multi-Use Product in the United States and Canada linked to renovation trends associated with the pandemic.  Although demand for our maintenance products in the United States remained strong in the fourth quarter of this fiscal year, we were unable to meet this demand due to continued supply chain constraints and disruptions related to the COVID-19 pandemic. These declines were partially offset by higher sales of maintenance products in Latin America.  The increase in sales in Latin America was primarily due to higher sales of WD-40 Multi-Use Product in Mexico.  In the fourth quarter sales of WD-40 Multi-Use Product in Mexico increased 33 percent compared to the prior year fiscal quarter.

•

Net sales in EMEA increased 6 percent in the fourth quarter. Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis, sales for the fourth quarter would have decreased by 6 percent compared to the prior fiscal year quarter.  This constant currency sales decline was driven by lower sales in the EMEA direct markets, which were partially offset by increased sales in our EMEA distributor markets. The increase in sales in the EMEA distributor markets were primarily driven by the easing of COVID-19 lockdown measures and restrictions.  The decrease in sales in the EMEA direct markets was due to much higher sales comparable in the fourth quarter of fiscal year 2020 due to the lifting of severe COVID-19 lockdown measures that occurred during the third quarter of last year that resulted in higher consumer demand in the fourth quarter of last year.

•

Net sales in Asia-Pacific increased 32 percent in the fourth quarter primarily due to higher sales of WD-40 Multi-Use Product in the Asia distributor markets, which increased 198 percent compared to the prior year fiscal quarter.    These sales increases were primarily driven by the easing of COVID-19 lockdown measures and restrictions. These reduced lockdown measures positively impacted economic conditions during the fourth quarter and resulted in increased demand and higher sales particularly in South Korea and Indonesia.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2021	2020	% Change	2021	2020	% Change
Maintenance products	$104,371	$100,768	4%	$448,817	$369,444	21%
Homecare and cleaning products	10,869	10,878	-	39,292	39,054	1%
Total	$115,240	$111,646	3%	$488,109	$408,498	19%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 4 percent in the fourth quarter when compared to the prior year fiscal quarter.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product within the EMEA and Asia distributor markets.

•

Net sales of homecare and cleaning products remained relatively constant in the fourth quarter compared to the prior year fiscal quarter.  While each of our homecare and cleaning products have continued to generate positive cash flows, we had experienced decreased or flat sales for many of these products in recent years prior to the COVID-19 pandemic.

Dividend and Share Repurchases

As previously announced, the Company’s board of directors declared on Monday, October 4, 2021 a quarterly dividend of $0.72 per share payable October 29, 2021 to stockholders of record at the close of business on October 15, 2021.

On October 12, 2021, the Company’s Board of Directors approved a share buy-back plan which will become effective on November 1, 2021. Under the plan the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations.

Fiscal Year 2022 Guidance

The Company issued the following guidance for fiscal year 2022:

•	Net sales growth is projected to be between 7 and 11 percent with net sales expected to be between $522 million and $542 million.
•	Gross margin percentage for the full year is expected to be between 53 and 54 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 21 and 22 percent.
•	Net income is projected to be between $71.7 million and $73.6 million.
•	Diluted earnings per share is expected to be between $5.24 and $5.38 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is based on management’s current view of anticipated results and does not include any future acquisitions or divestitures or the impact of fluctuating foreign currency exchange rates. Unanticipated inflationary headwinds and other unforeseen events may further impact the Company’s financial results.

Webcast Information
As previously announced, management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and our financial results; and forecasted foreign currency exchange rates and commodity prices. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 19, 2021. We undertake no obligation to revise or update any forward-looking statements.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021, which the company expects to file with the SEC on October 22, 2021.

Table Notes and General Definitions

(1)

The Company owns maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 Brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company owns the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$85,961	$56,462
Trade and other accounts receivable, less allowance for doubtful accounts of $463 and $362 at August 31, 2021
and 2020, respectively	89,558	80,672
Inventories	55,752	41,264
Other current assets	9,948	6,756
Total current assets	241,219	185,154
Property and equipment, net	70,145	60,759
Goodwill	95,869	95,731
Other intangible assets, net	7,244	8,633
Operating lease right-of-use assets	8,824	8,168
Deferred tax assets, net	858	464
Other assets	6,044	3,728
Total assets	$430,203	$362,637

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$33,499	$21,676
Accrued liabilities	25,658	21,660
Accrued payroll and related expenses	25,662	14,767
Short-term borrowings	800	800
Income taxes payable	317	1,213
Total current liabilities	85,936	60,116
Long-term borrowings	114,940	113,098
Deferred tax liabilities, net	10,401	11,291
Long-term operating lease liabilities	7,062	6,520
Other long-term liabilities	11,482	11,299
Total liabilities	229,821	202,324

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,856,865 and 19,812,685 shares issued at August 31, 2021 and 2020, respectively; and 13,708,966 and 13,664,786 shares outstanding at
August 31, 2021 and 2020, respectively	20	20
Additional paid-in capital	163,737	157,850
Retained earnings	430,735	398,731
Accumulated other comprehensive income (loss)	(26,030)	(28,208)
Common stock held in treasury, at cost ― 6,147,899 shares
at both August 31, 2021 and 2020	(368,080)	(368,080)
Total shareholders' equity	200,382	160,313
Total liabilities and shareholders' equity	$430,203	$362,637

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2021	2020	2021	2020

Net sales	$115,240	$111,646	$488,109	$408,498
Cost of products sold	56,212	48,824	224,370	185,481
Gross profit	59,028	62,822	263,739	223,017

Operating expenses:
Selling, general and administrative	35,907	31,553	145,493	121,980
Advertising and sales promotion	10,283	6,395	27,956	21,606
Amortization of definite-lived intangible assets	365	355	1,449	2,211
Total operating expenses	46,555	38,303	174,898	145,797

Income from operations	12,473	24,519	88,841	77,220

Other income (expense):
Interest income	22	20	81	93
Interest expense	(600)	(626)	(2,395)	(2,439)
Other income (expense), net	(541)	838	(28)	641
Income before income taxes	11,354	24,751	86,499	75,515
Provision for income taxes	2,945	5,086	16,270	14,805
Net income	$8,409	$19,665	$70,229	$60,710

Earnings per common share:
Basic	$0.61	$1.43	$5.11	$4.41
Diluted	$0.61	$1.42	$5.09	$4.40

Shares used in per share calculations:
Basic	13,708	13,665	13,698	13,691
Diluted	13,749	13,694	13,733	13,719

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2021	2020
Operating activities:
Net income	$70,229	$60,710
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,019	7,701
Net gains on sales and disposals of property and equipment	(249)	(124)
Deferred income taxes	(1,334)	(509)
Stock-based compensation	9,555	5,358
Unrealized foreign currency exchange losses (gains), net	(511)	265
Provision for bad debts	210	134
Changes in assets and liabilities:
Trade and other accounts receivable	(6,595)	(4,499)
Inventories	(13,774)	555
Other assets	(5,343)	232
Operating lease assets and liabilities, net	15	233
Accounts payable and accrued liabilities	15,485	2,725
Accrued payroll and related expenses	10,702	(1,042)
Other long-term liabilities and income taxes payable	(695)	925
Net cash provided by operating activities	84,714	72,664

Investing activities:
Purchases of property and equipment	(15,059)	(19,307)
Proceeds from sales of property and equipment	599	362
Net cash provided by (used in) investing activities	(14,460)	(18,945)

Financing activities:
Treasury stock purchases	-	(16,825)
Dividends paid	(38,225)	(36,039)
Proceeds from issuance of long-term senior notes	52,000	-
Repayments of long-term senior notes	(800)	(800)
Net proceeds (repayments) from revolving credit facility	(50,056)	29,595
Shares withheld to cover taxes upon conversion of equity awards	(3,668)	(2,640)
Net cash used in financing activities	(40,749)	(26,709)
Effect of exchange rate changes on cash and cash equivalents	(6)	2,219
Net increase in cash and cash equivalents	29,499	29,229
Cash and cash equivalents at beginning of period	56,462	27,233
Cash and cash equivalents at end of period	$85,961	$56,462